EXHIBIT 10.1

UNIT POWER AGREEMENT

by and between

FIRSTENERGY SOLUTIONS CORP.

as Seller

and

OHIO EDISON COMPANY

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

and

THE TOLEDO EDISON COMPANY

as Buyers

dated as of

April 1, 2016

TABLE OF CONTENTS

ARTICLE I DEFINITIONS.........................................................................................................	1
1.1 Defined Terms................................................................................................................	1
1.2 Interpretation..................................................................................................................	9
1.3 Technical Meanings........................................................................................................	9
ARTICLE II TERM......................................................................................................................	10
2.1 Term................................................................................................................................	10
2.2 Delivery Period..............................................................................................................	10
ARTICLE III PURCHASE AND SALE OBLIGATION..........................................................	10
3.1 Seller's and Buyers' Obligations.....................................................................................	10
3.2 Unit Contingent..............................................................................................................	10
3.3 Delivery Point................................................................................................................	11
3.4 Scheduling and Dispatch................................................................................................	11
3.5 Force Majeure................................................................................................................	12
ARTICLE IV FACILITY OPERATIONS..................................................................................	12
4.1 Operation and Maintenance...........................................................................................	12
4.2 Capital Expenditures......................................................................................................	12
4.3 Planned Outage Schedule...............................................................................................	13
4.4 Auxiliary Power..............................................................................................................	13
ARTICLE V PRICING.................................................................................................................	13
5.1 Monthly Payment...........................................................................................................	13
5.2 Component of Monthly Payment...................................................................................	13
ARTIVLE VI BILLING AND PAYMENT..................................................................................	14

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6.1 Billing and Payment, Netting.........................................................................................	14
6.2 Invoice Adjustment........................................................................................................	14
6.3 Books and Records; Audit..............................................................................................	15
ARTICLE VII LIMITATIONS....................................................................................................	15
7.1 Limitation of Remedies, Liability and Damages...........................................................	15
ARTICLE VIII TAXES................................................................................................................	15
8.1 Cooperation....................................................................................................................	15
8.2 Taxes...............................................................................................................................	15
8.3 Change-in-Law Taxes.....................................................................................................	16
8.4 Exemptions.....................................................................................................................	16
ARTICLE IX SEVERAL OBLIGATIONS OF BUYERS.........................................................	16
9.1 Several Obligations of Buyers.......................................................................................	16
ARTICLE X CONDITIONS........................................................................................................	16
10.1 Seller's Conditions........................................................................................................	16
10.2 Buyers' Conditions.......................................................................................................	17
10.3 Sale or Transfer of the Facilities..................................................................................	17
10.4 Obligations of Buyers and Seller..................................................................................	17
ARTICLE XI REPRESENTATIONS AND WARRANTIES....................................................	17
11.1 Representations and Warranties of All Parties.............................................................	17
ARTICLE XII MISCELLANEOUS............................................................................................	18
12.1 Title and Risk of Loss..................................................................................................	18
12.2 Indemnity......................................................................................................................	18
12.3 Amendments and Waivers............................................................................................	19
12.4 Notices..........................................................................................................................	19
12.5 Dispute Resolution.......................................................................................................	19

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12.6 Successors and Assigns; Assignment...........................................................................	20
12.7 Integration....................................................................................................................	20
12.8 Acknowledgments........................................................................................................	20
12.9 Waiver...........................................................................................................................	21
12.10 Counterparts.................................................................................................................	21
12.11 Headings.......................................................................................................................	21
12.12 Confidentiality..............................................................................................................	21
12.13 Governing Law.............................................................................................................	21
12.14 Severability...................................................................................................................	21
12.15 Standards of Review.....................................................................................................	22

Schedules and Appendices

SCHEDULE 11.1    REPRESENTATIONS AND WARRANTIES OF ALL PARTIES

SCHEDULE 12.4    NOTICE INFORMATION

EXHIBIT A        SAMPLE INVOICE

iii

THIS UNIT POWER AGREEMENT (this “Agreement”), dated as of April 1, 2016 is by and between FirstEnergy Solutions Corp. (“Seller”), and Ohio Edison Company, The Cleveland Electric Illuminating Company, and The Toledo Edison Company (each a “Buyer” and, collectively, “Buyers”). Each of Buyers and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.Seller, a subsidiary of FirstEnergy Corp., has ultimate ownership and control of the electric generation capacity and electric energy and ancillary services output of the Facilities as defined herein.

B.Buyers, subsidiaries of FirstEnergy Corp., operate as distribution utilities that provide, among other services, provider of last resort energy service to retail users in their respective franchised service territories in Ohio.

C.The Parties desire to enter into a transaction in which Buyers purchase all of Seller’s rights in the Capacity of each Facility, together with the associated Energy, Ancillary Services and Environmental Attributes, for a Delivery Period of eight (8) years.

D.The Parties desire to set forth certain terms and conditions applicable to such transaction.

In consideration of mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1    Defined Terms. Unless otherwise defined herein, the following terms, when used herein, shall have the meaning set forth below:

“Accumulated Deferred Income Taxes” means deferred tax assets and liabilities associated with the cumulative tax effect of temporary differences between the financial statement and the tax basis of the Facility or Facilities computed utilizing the most current tax rates that will be payable or refundable in future years, inclusive of reversing temporary difference and carryforwards.

“Affected Party” has the meaning set forth in Section 3.5.

“Agreement” has the meaning set forth in the preamble hereto.

“Allowances” means emission allowances, emission credits, and any similar rights related to emissions of NOx, SO2, CO2, mercury, particulates or any other substance under any relevant federal, state or local law or recognized by any Governmental Authority or other entity.

“Amended and Restated ICPA” means the Amended and Restated Inter-Company Power Agreement, dated as of September 10, 2010, among OVEC and its sponsoring companies, as may be amended, supplemented or otherwise modified from time to time.

“Ancillary Services” means regulation and frequency response services, energy imbalance services, automatic generating control services, spinning, non-spinning, supplemental and replacement reserve services, reactive power and voltage support services, black start services and all other services or products ancillary to the operation of the Facilities that are defined as ancillary services in the Transmission Operator’s relevant transmission tariff or are commonly sold or saleable, to the extent that the assets comprising a given Facility are technically capable of providing those services or products.

“Approvals” means all approvals, permits, licenses, consents, waivers or other authorizations from, notifications to, or filings or registrations with, third parties, including Governmental Approvals.

“ATSI” means American Transmission Systems, Incorporated or any successor company.

“Bankrupt” means such entity is generally not paying its debts as such debts become due, or has admitted in writing its inability to pay its debts generally.

“Business Day” means any day except a Saturday, Sunday, or a United States Federal Reserve Bank holiday. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time at the relevant Party’s principal place of business. The relevant Party in each instance, unless otherwise specified, shall be the Party from whom the notice, payment or delivery is being sent and by whom the notice, payment, or delivery is to be received.

“Buyer” or “Buyers” has the meaning set forth in the preamble hereto.

“Buyer Indemnified Parties” has the meaning set forth in Section 12.2.

“Buyers’ Contractual Capacity” means one hundred percent (100%) of Seller’s rights to the Capacity of each Facility; and shall include one hundred percent (100%) of Seller’s rights to any capacity derates, capacity uprates or capacity expansions at any Facility during the Term.

“Capacity” means the output level, expressed in MW, that each Facility, or the components of equipment thereof, is capable, as of a given moment, of continuously producing and making available at the Delivery Point associated with such Facility, taking into account the operating condition of the equipment at that time, the auxiliary loads and other relevant factors; provided, however, that the term “Capacity” shall include the capacity supply obligation that is associated with each of the Facilities in PJM’s eRPM system for any PJM Delivery Year (as defined in the PJM tariffs and agreements) for which a capacity supply obligation has been established under PJM’s tariffs.

“Capital Expenditures Work” means the modeling, studying, engineering, design, procurement, purchasing, construction, inspection, start-up and testing of capital expenditures, replacements, spares, repairs or additions to a given Facility, procurement of auxiliary power necessary to support other Capital Expenditures Work, procurement or retention of licenses (but only where applicable accounting rules permit such costs to be capitalized); including any and all such actions as may be required to comply with a Governmental Approval or other requirements of a Governmental Authority; and provided that maintenance or work in the normal course of any in-service capital project or equipment or facility is Operating Work as defined in this Agreement.

“Change-in-Law” means, after the Effective Date, the adoption, imposition, promulgation, change in interpretation or modification by a Governmental Authority of any law, regulation or Governmental Approval, or the issuance of a final and non-appealable order, judgment, award or decree of a Governmental Authority having the effect of the foregoing.

“Change-in-Law Taxes” means, after the Effective Date, any change (increase or decrease) in Taxes imposed on Seller on (a) the sale or use of fuel for generation of electricity by the Facilities, (b) the sale of Capacity, (c) the production or sale of Energy or Ancillary Services, or Environmental Attributes, or (d) any other facet of Seller’s performance of Operating Work, in any case, resulting from a Change-in-Law.

“Claims” means all claims or actions, threatened or filed and, whether groundless, false, fraudulent or otherwise, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses (including reasonable attorneys’ fees and disbursements) and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor federal tax statute.

“PJM Delivery Year” means each twelve (12)-month period beginning on June 1st of each calendar year during the Delivery Period.

“Delivery Period” has the meaning set forth in Section 2.2.

“Delivery Point” has the meaning set forth in Section 3.3.

“Dispatch” means the actions of Buyers’ designated agents or representatives in controlling and designating the quantity of Energy and Ancillary Services to be produced by each of the Facilities.

“Effective Date” means the date set forth in the preamble to this Agreement.

“End Date” has the meaning set forth in Section 2.2.

“Energy” means three-phase, 60-cycle alternating current electric energy, expressed in MWh.

“Environmental Attributes” means, to the extent associated with one or more of the Facilities or the generation of Energy at a given Facility, as applicable, any and all of the following: all Allowances; renewable energy credits; renewable energy certificates; alternative energy credits; and any other credits, including environmental air quality credits, emissions reduction credits, energy credits, and any allowances, reductions, offsets, certificates, property, and benefits, that are granted or awarded or transferred or conferred or acquired over the Delivery Period through existing or new governmental programs on the basis of environmental, or power source, or emissions characteristics that are or may be related to Facility operations, and actual or potential emissions or avoided emissions or reductions of waste of any kind, to the air, soil or water of substances (in whatsoever form) that is or are now or may be in the future regulated under federal, state or local laws. The term “Environmental Attributes” does not include Energy, Capacity or Ancillary Services or the power or energy attributes of any Facility.

“EPT” or “Eastern Prevailing Time” means the local time at the geographical location of the Delivery Point.

“Equitable Defenses” means any bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and with regard to equitable remedies, the discretion of the court before which proceedings to obtain same may be pending.

“Facility” or “Facilities” means, as the context requires, one or more of the following generating units:

•	W. H. Sammis Plant, a 2,220 MW Capacity coal-fired and 13 MW diesel-fired power plant located in Stratton, Jefferson County, Ohio;

•	Davis-Besse Power Station, a 908 MW Capacity nuclear power plant located in Oak Harbor, Ottawa County, Ohio;

•
Seller’s 4.85% power participation ratio under the Amended and Restated ICPA, which represents Seller’s entitlement to a pro rata share of available energy and capacity from the generating units owned by OVEC;

“FERC” means the Federal Energy Regulatory Commission or any successor entity with similar jurisdiction.

“Force Majeure” means an event or circumstance which prevents one Party from performing its obligations under this Agreement, which is not within the reasonable control of the Affected Party, including, without limitation, the following events: (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not); (d) action, order, law, or determination by any Governmental Authority; (e) national or regional emergency; and (f) strikes, labor stoppages or slowdowns or other industrial disturbances; provided, however, that such term “Force Majeure” will not include any event, circumstance or occurrence which could have been avoided through the exercise of Good Utility Practice; and provided further, that “Force Majeure” will not apply to Seller’s capacity supply obligation that is associated with each of the Facilities in PJM’s eRPM system.

“Fuel Expenses” means all fixed or variable costs, expenses, losses, liabilities, claims and charges related to the acquisition, storage, inventory, handling, balancing and transportation and delivery of fuel for each of the Facilities, including reagents, emissions allowances and related costs of credit at a weighted average cost; provided, however, that the term “Fuel Expenses” excludes the costs of any fuel that is capitalized under applicable accounting rules and guidance; and provided further, however, that all costs and expenses shall be calculated on a consumed basis.

“GAAP” means accounting principles generally accepted in the United States of America.

“Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

“Governmental Approval” means any permit, authorization, registration, consent, action, waiver, exception, variance, order, judgment, decree, license, exemption, publication, filing, notice to, or declaration of or with, or required by any Governmental Authority or applicable law; provided, however, that the term “Governmental Authority” as used in this definition does not include the Public Utilities Commission of Ohio or any successor agency.

“Governmental Authority” means any federal, state, local, or municipal government body; and any governmental, regulatory, or administrative agency, commission, body, agency, instrumentality, or other authority lawfully exercising or entitled to exercise any executive, judicial, legislative, administrative, regulatory, or taxing authority or power, including any court or other tribunal.

“Imbalance Charges” means any penalties, fees or charges assessed by PJM for failure to satisfy requirements for balancing of electric energy receipts and deliveries or loads and generation, or payable to any other Person in connection with the delivery of electrical energy in an amount(s) different from the amount(s) scheduled.

“Indemnified Parties” has the meaning set forth in Section 12.2.

“Indemnifying Party” has the meaning set forth in Section 12.2.

“kW” means kilowatt.

“Materials and Supplies Inventory” is as defined in Part 101, Uniform System of Accounts for Public Utilities, of FERC’s regulations (18 C.F.R. Part 101 (2015)), as such may be amended, supplemented or otherwise modified from time to time.

“Monthly Payment” has the meaning set forth in Section 5.1.

“MW” means megawatt.

“MWh” means megawatt-hour.

“NRC” means the U.S. Nuclear Regulatory Commission or any successor agency.

“Operating Work” means the operation, maintenance, use, repair or retirement of any and each Facility on or after the Start Date, including but not limited to labor; parts; supplies; insurance; permits; licensing; taxes other than income taxes; procurement of ancillary services, fuel and other consumables; fuel acquisition, transportation balancing and storage; waste handling and disposal (including coal ash or spent nuclear fuel); filing, defense and settlement of claims, suits and causes of action; procurement (or sale) of Allowances and settlement of all other environmental charges (or credits) pertaining to the operation of each such Facility; including any and all such actions as may be required to comply with a Governmental Approval or other requirements of a Governmental Authority; but excluding any Capital Expenditures Work.

“Operation and Maintenance Expenses” means all fixed or variable costs, expenses, losses, liabilities, claims, charges and associated credits incurred directly or indirectly in the performance of Operating Work of each Facility, but not including Fuel Expenses.

“OVEC” means Ohio Valley Electric Corporation.

“Party” has the meaning set forth in the preamble hereto.

“Person” means any individual, corporation, partnership, limited liability company, other business organization of any kind, association, trust, or governmental entity, agency or instrumentality.

“PJM” means PJM Interconnection, L.L.C. or any successor entity.

“Pnode ID” means the Pnode ID set forth in the PJM system for identifying the point at which energy products are delivered to the grid by a generating unit, as such may be changed by PJM from time to time. The current Pnode IDs for the Facilities are:

Unit Name	Pnode ID
Davis-Besse	98370477
W. H. Sammis 1	98370511
W. H. Sammis 2	98370513
W. H. Sammis 3	98370515
W. H. Sammis 4	98370517
W. H. Sammis 5	98370509
W. H. Sammis 6	98370519
W. H. Sammis 7	98370521
W. H. Sammis [EMDs]	98370507
OVEC	34509945

“Replacement Capacity” means an amount of Capacity expressed in MW, together with all associated Energy and Ancillary Services, that is equal to the Capacity of an unavailable Facility or part thereof, and that PJM agrees is deliverable on a firm basis to the ATSI load zone at all times and which is intended by Seller to be utilized in lieu of all or part of the Capacity, Energy and Ancillary Services of an unavailable Facility as described in this Agreement.

“Schedule” or “Scheduling” means the actions of Buyers’ designated agents or representatives, including the Transmission Operator, if applicable, in notifying, requesting and confirming to each other the quantity and type of Energy or Ancillary Services associated with each Facility to be delivered on any given day or days (or in any given hour or hours, or portion thereof) during the Delivery Period at the Delivery Point.

“Seller” has the meaning set forth in the preamble hereto; provided, however, whenever the context may require, “Seller” means FirstEnergy Solutions Corp., and its subsidiaries, which are consolidated under GAAP.

“Seller Indemnified Parties” has the meaning set forth in Section 12.2.

“Seller’s Invested Capital” or “SIC” means the total net book value of the in-service Facilities, including nuclear fuel (but only to the extent that applicable accounting rules permit nuclear fuel costs to be capitalized), any Accumulated Deferred Income Taxes associated with the invested capital, allocations of capital used to support the Facilities, Materials and Supplies Inventory (including to the extent that applicable accounting rules permit fossil fuel costs to be capitalized), and Capital Expenditures Work that is performed at any Facility and that is placed into service after the Effective Date. To the extent that there is a difference between costs associated with SIC included in Article 5.2 for a given month and collections of such costs for that month, the calculation of such costs for future months shall include a reconciliation to “true up” such difference. The total SIC shall be calculated as the average of the total net book value of the in-service Facilities at beginning of the month and the end of the month, respectively.

“Seller’s Return on Equity” or “ROE” means Seller’s rate of return on equity, which amount shall equal 10.38% for each calendar year and shall be fixed over the Term.

“Share” means, with respect to each Buyer, each Buyer’s several (and not joint) obligation, as such obligation is calculated as of June 1, 2016 based on each Buyer’s average of the coincident MW peaks, including distribution losses, on the ATSI transmission system from the months of June through September of 2015; and provided further that the Buyer’s several pro rata obligations will be updated on June 1st of each subsequent year during the term hereof based on each Buyer’s average of the coincident MW peaks, including distribution losses, on the ATSI transmission system from the months of June through September of the prior year during the term hereof based on each Buyer’s average of the coincident MW peaks, including distribution losses, on the ATSI transmission system from the months of June through September of the prior year.

“Start Date” has the meaning set forth in Section 2.2.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, value added, windfall or other profits, alternative or add-on minimum, estimated, franchise, profits, sales, use, real property, personal property, ad valorem, vehicle, airplane, boat, license, payroll, employment, workers’ compensation, unemployment compensation, withholding, social security, disability, excise, severance, stamp, occupation, premium, environmental (including taxes under Code section 59A), customs duties, import fees, capital stock transfer, title, documentary, or registration, or other tax, duty, or impost of any kind whatsoever, whether disputed or not. “Taxes” includes (i) any liability for the payment of any amounts described in the preceding sentence as a result of being a member of an affiliated, consolidated, combined, or unitary group for any taxable period, (ii) any liability for the payment of any amount described in clause (i) above as a result of being a Person required to withhold or collect Taxes imposed on another Person, (iii) any liability for the payment of any amount described in the preceding sentence or in clause (i) or (ii) of this sentence as a result of being a transferee of, or successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person, and (iv) any and all interest, penalties, additions to tax, or additional amounts imposed in connection with or with respect to any amount described above in this definition.

“Taxing Authority” means, with respect to any Tax, the governmental entity (national, local, municipal or otherwise) or political subdivision thereof that imposes such Tax, the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any governmental or quasi-governmental entity, a council (if any) or agency that imposes, grants or monitors Taxes or the abatements thereof, or is charged with collecting social security or similar charges or premiums

“Tax Reimbursement Payment” has the meaning set forth in Section 5.2.

“Term” has the meaning set forth in Section 2.1.

“Transmission Operator” means PJM or any Transmission Provider, independent system operator, regional transmission operator or other transmission operator from time to time having authority to control the transmission control area to which any Facility is interconnected.

“Transmission Provider” means any Person or Persons that owns, operates or controls facilities used for the transmission of electrical energy in interstate commerce.

“Unit Contingent” or reference to “Unit Contingency” means, with respect to Buyers’ Contractual Capacity or Energy or Ancillary Services associated with Buyers’ Contractual Capacity, that such Buyers’ Contractual Capacity, Energy or Ancillary Services is intended to be supplied from a given Facility and Seller’s failure to deliver such Buyers’ Contractual Capacity, Energy or Ancillary Services is excused to the extent that a given Facility or portion of a Facility is unavailable; provided that Seller’s failure could not have been avoided by Seller’s exercise of Good Utility Practice.

“Weighted Average Cost of Capital” (“WACOC”) means the sum of the equity component and the debt component of the WACOC. WACOC is calculated using a fixed 50% equity and 50% debt capital structure during the term of the Agreement. The equity component of the WACOC will be the product of the equity share of the capital structure and the ROE (i.e.,

0.5 * 0.1038). The debt component will be the product of the debt share of the capital structure and the Seller’s long-term embedded cost of debt which changes annually (i.e., 0.5 * long-term embedded cost of debt). An example formula for calculating the WACOC is:

WACOC = (0.5 * 0.1038) + (0.5 * long-term embedded cost of debt)

1.2    Interpretation. Unless the context otherwise requires:

(a)Words singular and plural in number will be deemed to include the other and pronouns having masculine or feminine gender will be deemed to include the other.

(b)Any reference herein to any Person includes its successors and permitted assigns and, in the case of any Governmental Authority or Taxing Authority, any Person succeeding to its functions and capacities.

(c)Any reference herein to any Article, Section, clause, Exhibit or Schedule means and refers to the appropriate Article, Section or clause in this Agreement or Exhibit or Schedule to this Agreement.

(d)Other grammatical forms of defined words or phrases have corresponding meanings.

(e)The term “including” when used in this Agreement means “including without limitation.”

(f)Unless otherwise specified, a reference to a specific time for the performance of an obligation is a reference to that time in the place where that obligation is to be performed.

(g)A reference to a document or agreement, including this Agreement, includes all appendices, schedules and exhibits thereto.

(h)A reference to a document or agreement, including this Agreement, includes a reference to that document or agreement as amended, supplemented, amended and restated or otherwise modified from time to time.

(i)If any payment, act, matter or thing hereunder would occur on a day that is not a Business Day, then such payment, act, matter or thing shall, unless otherwise expressly provided for herein, occur on the next succeeding Business Day.

(j)The words “hereof,” “hereunder,” “herein,” “herewith,” and “hereto,” and similar words refer to this Agreement as a whole and not to any particular Article, Section or clause in this Agreement.

1.3    Technical Meanings. Words not otherwise defined herein that have well- known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings, as of the Effective Date.

ARTICLE II TERM

2.1    Term. The term of this Agreement (“Term”) shall commence on the date this Agreement is executed by all of the Parties and shall continue, unless earlier terminated in accordance with the provisions of this Agreement, until the End Date.

2.2    Delivery Period. The period during which the Parties will be obligated to purchase and sell Capacity, Energy and Ancillary Services as set forth in this Agreement (“Delivery Period”) will commence on June 1, 2016 (“Start Date”), and end on May 31, 2024 (“End Date”).

ARTICLE III

PURCHASE AND SALE OBLIGATION

3.1    Seller’s and Buyers’ Obligations. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell and deliver to each Buyer, and each Buyer agrees to purchase, receive, and pay for, each Buyer’s Share of Buyers’ Contractual Capacity and the Energy and Ancillary Services associated with that Buyer’s Share of Buyers’ Contractual Capacity delivered by Seller to the Delivery Point, during each hour of the Delivery Period. Seller further agrees to sell and deliver to Buyers, and each Buyer agrees to receive and pay for, each Buyer’s Share of any and all Environmental Attributes associated with the Facilities over the Delivery Period. Each Buyer hereby assigns to Seller, and Seller hereby accepts without recourse, that Buyer’s Share of any and all Environmental Attributes awarded to the Facilities after the Term to the extent such Environmental Attributes are owned or otherwise controlled by that Buyer.

3.2    Unit Contingent. All Buyers’ Contractual Capacity and all Energy and Ancillary Services associated with Buyers’ Contractual Capacity and all of Seller’s obligations to sell and deliver, and all of Buyers’ obligations to purchase, receive, and pay for, Buyers’ Contractual Capacity and the Energy and Ancillary Services associated with Buyers’ Contractual Capacity are Unit Contingent; provided, however, that (i) the Unit Contingent nature of Seller’s obligations to sell and deliver such Buyers’ Contractual Capacity, Energy and Ancillary Services shall only excuse Seller’s obligations to sell and deliver such Buyers’ Contractual Capacity, Energy and Ancillary Services for the first one hundred and eighty (180) consecutive days of any period of unavailability, and (ii) for the remaining period of unavailability, and for an outage of any duration which Seller could have prevented through the exercise of Good Utility Practice, Seller shall be obligated to deliver to the ATSI transmission zone Replacement Capacity, and all Energy and Ancillary Services associated with such Replacement Capacity (or the financial equivalent thereof) in lieu of the Capacity, Energy or Ancillary Services from the applicable Facility. In the event that Seller provides Replacement Capacity, and associated Energy and Ancillary Services under this Section 3.2, Seller also shall provide to Buyers replacement Environmental Attributes of the same character and amount as the Environmental Attributes that would have been provided in relation to the applicable Facility.

3.3    Delivery Point. The “Delivery Point” for Energy and Ancillary Services associated with Buyers’ Contractual Capacity will be at the applicable Pnode ID for each Facility, which Pnode IDs currently are described in the PJM systems as:

Unit Name	Pnode ID
Davis-Besse	98370477
W. H. Sammis 1	98370511
W. H. Sammis 2	98370513
W. H. Sammis 3	98370515
W. H. Sammis 4	98370517
W. H. Sammis 5	98370509
W. H. Sammis 6	98370519
W. H. Sammis 7	98370521
W. H. Sammis [EMDs]	98370507
OVEC	34509945

3.4    Scheduling and Dispatch. Buyers will jointly appoint a designated agent or representative, where such designated agent or representative is not Seller, to Schedule and Dispatch and will cause that agent or representative to Schedule and Dispatch one hundred percent (100%) of the Energy and Ancillary Services from each Facility in accordance with this Agreement and pursuant to all applicable laws and any rules, customs and usages typically employed by other Persons undertaking similar obligations and within the operating parameters of each of the Facilities, as such operating parameters are determined by Seller from time to time; provided, however, that Seller will not determine or set operating parameters that would cause a Facility to incur performance charges or penalties under PJM’s capacity tariffs.

Starting on the Effective Date, but no later than five (5) business days after the Effective Date, Seller will effect in PJM’s eRPM system the transfer of all capacity rights associated with the Facilities to Buyers or Buyers’ agent or representative for the Delivery Period. Buyers will be solely responsible for offering Buyers’ Contractual Capacity into the PJM capacity auctions occurring after the Effective Date, including during the Delivery Period. Seller hereby assigns to each Buyer, and each Buyer hereby accepts that Buyer’s Share of all rights and obligations for any portion of Buyers’ Contractual Capacity for any part of the Delivery Period that has cleared in a PJM capacity auction or that is committed to PJM or another third party as of the Effective Date; and Seller hereby acknowledges that each Buyer may after the Effective Date offer on an independent basis into the PJM capacity auction during any part of the Delivery Period that Buyer’s Share of Buyers’ Contractual Capacity where such capacity has not yet cleared in the PJM capacity auction. Buyers hereby assign to Seller, and Seller hereby accepts without recourse, all rights and obligations for any portion of Buyers’ Contractual Capacity that has cleared in a PJM capacity auction or that is otherwise committed to PJM or another third party for time periods at or after termination of this Agreement.

All Energy and Ancillary Services associated with Buyers’ Contractual Capacity and made available at a given Delivery Point will be allocated to Buyers in accordance with their respective Shares and will be recorded by the Parties or their agents in PJM’s scheduling and settlement systems. All credits and charges (including Imbalance Charges) associated with the Capacity and

Energy and Ancillary Services associated therewith and made available at a given Delivery Point will be allocated to Buyers in accordance with their respective Shares and will be settled in the respective PJM accounts of Buyers by means of the PJM settlement processes.

3.5    Force Majeure. To the extent any Party is prevented by Force Majeure from carrying out, in whole or part, its obligations under this Agreement (other than an obligation to pay money), and such Party (the “Affected Party”) will give notice and details of the Force Majeure to the other Parties as soon as practicable (but not later than thirty (30) days thereafter to the extent such details are then available), then the Affected Party shall be excused from the performance of its obligations under this Agreement (other than the obligation to make payments and, in the case of Seller, the obligation to sell and deliver Buyers’ Contractual Capacity) so long as the Affected Party shall be using all reasonable efforts to overcome the Force Majeure and resume performance as soon as possible. The non-Affected Party shall not be required to perform or resume performance of its obligations (excluding payment obligations) to the Affected Party corresponding to the obligations of the Affected Party excused by Force Majeure, until such time and to the extent the Affected Party resumes its performance.

ARTICLE IV

FACILITY OPERATIONS

4.1    Operation and Maintenance. At all times during the Delivery Period, Seller shall have an obligation to perform the Operating Work, or cause the Operating Work to be performed, in accordance with Good Utility Practice.

4.2    Capital Expenditures. From time to time during the Delivery Period, as deemed necessary by Seller, Seller shall perform, or cause to be performed, Capital Expenditures Work related to each of the W. H. Sammis Plant and the Davis-Besse Power Station. By no later than one hundred and thirty (130) days prior to the start of each PJM Delivery Year, Seller will develop and submit to Buyers for Buyers’ review and comment an annual, written capital expenditures plan for all Capital Expenditures Work deemed necessary by Seller that is scheduled to be performed at the W.H. Sammis Plant and the Davis-Besse Power Station during the referenced PJM Delivery Year. Within twenty (20) days of Buyers’ receipt of the referenced plan, Buyers will provide in writing to Seller any comments or queries to such plan, and Seller shall respond in writing (including where appropriate with documents as attachments or exhibits) to Buyers’ queries (if any) within twenty (20) days of receipt of Buyers’ comments or queries. By eighty (80) days prior to the referenced Delivery Period, Seller and Buyers will meet and discuss Buyers’ comments and queries, and Seller’s responses thereto. By seventy (70) days prior to the referenced Delivery Period, Seller will issue to Buyers a revised annual written capital expenditures plan that, to the extent reasonable, takes into account or responds to Buyers’ comments and queries, including for each instance where the Seller did not accept or adopt one or more of Buyers’ comments, an explanation for such non-acceptance or non-adoption.

Notwithstanding anything in Section 3.2 or this Section 4.2 to the contrary, in the event that a capital expenditure is required for Facility operations but such capital expenditure would render the affected Facility to be uneconomic (as determined by Seller), then, upon Buyers’ and Seller’s written agreement, Seller will either replace the Facility’s output of Capacity, Energy, Ancillary

Services and Environmental Attributes (all to be delivered to the ATSI transmission zone at Seller’s cost), or this Agreement will be amended to (a) remove such Facility from the Agreement, and (b) Seller’s obligations under this Agreement will be reduced to reflect that the Facility was removed from this Agreement.

4.3    Planned Outage Schedule. Seller will develop and implement, or cause to be developed and implemented, an annual scheduled outage program for each Facility. Seller will review with Buyers the annual scheduled outage program for each such Facility by no later than one hundred and thirty (130) days prior to the start of each PJM Delivery Year. Seller agrees to notify Buyers of changes to the scheduled outage program as soon as is reasonably practicable.

4.4    Auxiliary Power. During any hour that any Facility is out of service, Seller will procure the energy used by such Facility auxiliaries during that hour.

ARTICLE V

PRICING

5.1    Monthly Payment. For each calendar month during the Delivery Period, each Buyer shall pay Seller an amount (the “Monthly Payment”) as specified in Section 5.2. The Monthly Payment will be Seller’s sole compensation for Seller’s sale and delivery to Buyers of Capacity, Energy, Ancillary Services and Environmental Attributes associated with the Facilities.

5.2    Component of Monthly Payment. The Monthly Payment will comprise the sum of monthly charges for: (a) the W.H. Sammis Plant and Davis-Besse Power Station and (b) the OVEC entitlement interest.

(a)For each of the W.H. Sammis Plant and Davis-Besse Power Station, the Monthly Payment will be equal to the sum of (i) a Fuel Payment, (ii) an O&M Payment, (iii) a Depreciation Payment, (iv) a Capacity Payment, and (v) a Tax Reimbursement Payment.

(i)Fuel Payment: amount of Fuel Expenses for the given calendar month during each PJM Delivery Year.

(ii)O&M Payment: amount of Operation and Maintenance Expenses for the given calendar month during each PJM Delivery Year.

(iii)Depreciation Payment: for each calendar month during each PJM Delivery Year, amount of depreciation, accretion and decommissioning expenses actually incurred by Seller during the relevant month and directly related to each Facility. Except as may be required by law, adverse Governmental Authority action, or due to an impairment of the asset due to Governmental Authority action(s) or Change-in-Law, Seller agrees not to charge accelerated depreciation (i.e., advance the useful life of an asset) without Buyers’ written agreement.

(iv)Capacity Payment: an amount for the given calendar month during each PJM Delivery Year equal to:

SIC * WACOC
12

(v)Tax Reimbursement Payment: amount for the given calendar month of income taxes applicable to Buyers’ Capacity Payment based on the effective tax rate of the Seller equal to:

SIC * (0.5*0.1038) * (1/(1-Seller's effective tax rate) -1)
12

The effective tax rate will be updated annually.

(b)For the OVEC entitlement interest, the Monthly Payment will be equal to those monthly costs or charges related to and deriving from Seller’s 4.85% entitlement in OVEC, as provided for in the Amended and Restated ICPA.

ARTICLE VI

BILLING AND PAYMENT

6.1    Billing and Payment; Netting. The calendar month shall be the standard period for all payments under this Agreement. As soon as practicable after the end of each month, but no later than fifteen (15) days before payment is due, Seller will render to Buyers an invoice for the payment obligations incurred by Buyers during the preceding month. Each invoice will itemize for each Facility the components of the monthly charge to reflect the charges and components of the Monthly Payment that is described in Section 5.2 of this Agreement; a sample invoice is attached hereto as Exhibit A for reference. All invoices under this Agreement shall be due and payable on or before the twentieth (20th) day of each month. Each Buyer will make payments by electronic funds transfer to the account designated by Seller, or by other mutually agreeable method(s).

The Parties shall discharge mutual debts and payment obligations due and owing to each other under this Agreement through netting, in which case all amounts owed by Buyers and Seller to the other under this Agreement, including any related damages, interest, and payments or credits, shall be netted so that only the excess amount remaining due shall be due and payable as part of the Monthly Payment by the Buyer who owes it.

6.2    Invoice Adjustment With respect to any invoice for any Monthly Payment, a Party may in good faith identify the need for an adjustment to the invoice for any arithmetic or computational error for matters covered by the invoice. The need for any such adjustment must be identified in writing to the other Party within ninety (90) days after the month for which a Monthly Payment is due and owing, provided that such 90-day deadline will be tolled if and to the extent that Seller renders the invoice after the deadline described in Section 6.1 hereof. Absent good cause shown, failure to identify the need for any invoice adjustment for matters covered by such invoice within the 90-day deadline as described herein, including any tolling of the 90-day deadline as provided herein, constitutes acceptance of the accuracy of the invoice and no further adjustment to the invoice will be made. If the Parties agree that an invoice should be adjusted, adjustments to payments made and received will be by netting as described in Section 6.1 hereof. Disputes about any identified adjustments to an invoice will be addressed as described in this Article VI.

6.3    Books and Records; Audit. Seller shall keep, or shall cause to be kept, all necessary books of record, books of account, and memoranda of all transactions involving each Facility, in conformance with GAAP (where required) and the FERC’s Uniform System of Accounts. Seller shall make, or shall cause to be made, all computations relating to each Facility and all allocations of the costs and expenses of each Facility. Each Buyer has the right to examine Seller’s records to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If requested, Seller shall provide to any Buyer statements evidencing the quantities delivered to Buyers at the Delivery Points. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly; provided, however, that any claim by a Party for overpayment or underpayment with respect to an invoice, or adjustment associated with failure to exercise Good Utility Practice, is waived unless the owing Party is notified of the claim within ninety (90) days after the invoice is rendered or any specific adjustment to the invoice is made. Seller shall reasonably and timely provide all data and information requested by any Buyer (i) to respond to a Governmental Authority’s request for information, (ii) to prepare for and make other regulatory filings or (iii) as required by law with respect to any Buyer.

ARTICLE VII LIMITATIONS

7.1 Limitation of Remedies, Liability and Damages. FOR BREACH OF ANY
PROVISION OF THIS AGREEMENT, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT DAMAGES ONLY, SUCH DIRECT DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.

ARTICLE VIII TAXES

8.1    Cooperation. Each Party shall use reasonable efforts to implement the provisions of and to administer this Agreement in accordance with the intent of the Parties to minimize all Taxes, so long as no Party is materially adversely affected by such efforts.

8.2    Taxes. Subject to the Tax Reimbursement Payment as set forth in Article V, Seller shall pay or cause to be paid all Taxes imposed on or with respect to Buyers’ Contractual Capacity and associated Energy and Ancillary Services arising prior to the Delivery Point for each Facility. Each Buyer shall pay or cause to be paid all Taxes on or with respect to that Buyer’s Share of Buyers’ Contractual Capacity and associated Energy and Ancillary Services at and from each Facility’s Delivery Point. In the event Seller is required by law or regulation to remit or pay Taxes which are any Buyer’s responsibility hereunder, that Buyer shall promptly reimburse Seller for such Taxes as set forth in Article V. If any Buyer is required by law or regulation to remit or pay Taxes which are Seller’s responsibility hereunder, that Buyer may deduct the amount of any such Taxes from the sums due to Seller under Article V of this Agreement. Nothing shall obligate or cause a Party to pay or be liable to pay any Taxes for which it is exempt under the law.

8.3    Change-in-Law Taxes. Each Buyer shall be responsible for (or receive the benefit of) all Change-in-Law Taxes on or with respect to that Buyer’s Share of Buyers’ Contractual Capacity and associated Energy and Ancillary Services.

8.4    Exemptions. Any Party, upon written request of any other Party, shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption if any Party is exempt from any Taxes and shall use all reasonable efforts to obtain or maintain, or to enable the other Parties to obtain or maintain, any exemption from or reduction of any Taxes, whether currently available or becoming available in the future. Without limiting the generality of the foregoing, the Parties agree that, if beneficial to the efforts of any Party to obtain or maintain any exemption from or reduction of any Taxes, whether currently available or becoming available in the future, the Parties will cooperate to restructure the transactions contemplated by this Agreement so as to enable any Party to obtain or maintain such exemption or reduction, as the case may be; provided, however, that any such restructuring shall not affect adversely the economic consequences of this Agreement to any Party or subject any Party to any regulatory jurisdiction other than that to which it is subject on the Effective Date.

ARTICLE IX

SEVERAL OBLIGATIONS OF BUYERS

9.1 Several Obligations of Buyers. The obligations of Buyers are several and not joint, and in no event shall a Buyer have any liability or obligation with respect to the acts or omissions of any other Buyer under this Agreement.

ARTICLE X
CONDITIONS

10.1    Seller’s Conditions. Seller’s obligation to consummate the transactions contemplated hereunder is subject to Seller having obtained any and all Approvals required with respect to the performance of its obligations under this Agreement and such Approvals shall be in form and substance satisfactory to Seller in its sole and absolute discretion; provided that, in the event that Seller learns that a required Governmental Approval is lacking and after reasonable effort is not and will not be forthcoming (such reasonable effort to be determined by Seller), Seller may at any time upon ten (10) days’ written notice to Buyers terminate this Agreement. By way of emphasis and not limitation, a Governmental Approval is lacking if at any time during the Term hereof a Governmental Authority issues a determination that (i) revokes, denies, imposes, or materially and adversely modifies a Governmental Approval; (ii) results in a material change to this Agreement; (iii) materially impairs the Seller’s benefits under this Agreement or the Seller’s ability to perform hereunder; or (iv) creates material uncertainty that any of the foregoing could occur. Upon such a determination, then Seller may suspend its performance hereunder (in which event Buyer’s performance shall also be suspended) pending the resolution of such determination or uncertainty or the ultimate exercise of Seller’s termination rights under this Section 10.1.

10.2    Buyers’ Conditions. The Public Utilities Commission of Ohio (“PUCO”) approved with modifications Buyers’ Fourth Electric Security Plan (“ESP IV”) retail rate plan in Case No. 14-1297-EL-SSO on March 31, 2016 (the “March 31 Order”). If the PUCO subsequently revokes the March 31 Order or issues any order which materially and adversely impacts the Buyers’ ability to fulfill their payment obligations hereunder, then, for a period of thirty (30) days following the date such order becomes final and non-appealable, Buyers shall be entitled to terminate this Agreement upon ten (10) days’ written notice to the Seller.

10.3    Sale or Transfer of the Facilities. Upon Seller’s sale or transfer of one or more of the Facilities (except to an affiliate), including, without limitation, by operation of law, sale of assets or change of control, and there is a PUCO determination regarding such sale or transfer that adversely and materially affects the ESP IV, then upon ten (10) days’ written notice to the Seller, Buyers may terminate this Agreement. As used in this Section 10.3, “change of control” shall mean a change in the capital stock ownership greater than 50% of Seller or the applicable subsidiary owning the Facility, currently FirstEnergy Generation, LLC and FirstEnergy Nuclear Generation, LLC.

10.4    Obligations of Buyers and Seller. Commencing on the Effective Date, on the terms and subject to the conditions of this Agreement, each Party shall use its good faith efforts to take, or cause to be taken, appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in taking or doing, things necessary, proper or advisable to consummate and complete the transactions and implementing actions contemplated in this Agreement. Upon termination of this Agreement, except as otherwise expressly provided in the Agreement, all rights and obligations shall terminate and be of no further force or effect (except such rights and obligations as shall have accrued prior to termination). The Parties shall take all actions as may be reasonably necessary to effectuate such termination including all actions as may be necessary to effect such termination in PJM’s systems and provide for final billing and settlement.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1 Representations and Warranties of All Parties. As of and on the Effective
Date, Seller represents and warrants to each Buyer, and each Buyer represents to Seller, that except as set forth in Schedule 11.1 hereof, each of the following statements are true and correct:

(i)it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and operation;

(ii)
the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party;

(iii)	this Agreement constitutes a legally valid and binding obligation enforceable against it in accordance with its terms, subject to any Equitable Defenses;

(iv)	it is not Bankrupt;

(v)	there is not pending against it any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement;

(vi)
no material breach of this Agreement with respect to it has occurred and is continuing and no such material breach would occur as a result of its entering into or performing its obligations under this Agreement; and

(vii)
it has entered into this Agreement in connection with the conduct of its business and it has the capacity or ability to make or take delivery of Buyers’ Contractual Capacity and associated Energy and Ancillary Services and Environmental Attributes as required herein.

ARTICLE XII

MISCELLANEOUS

12.1    Title and Risk of Loss. Title to and risk of loss related to Buyer’s Share of
Buyers’ Contractual Capacity and associated Energy and Ancillary Services shall transfer from Seller to Buyers at the Delivery Points. Seller warrants that it will deliver to each Buyer that Buyer’s Share of Buyers’ Contractual Capacity and associated Energy and Ancillary Services free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any Person arising prior to the Delivery Points.

12.2    Indemnity.

(a)Each Buyer shall indemnify, defend and hold harmless Seller and Seller’s partners, directors, officers, employees, agents and representatives (the “Seller Indemnified Parties”), and Seller shall indemnify, defend and hold harmless each Buyer and each Buyer’s partners, directors, officers, employees, agents and representatives (the “Buyer Indemnified Parties” and collectively with the Seller Indemnified Parties the “Indemnified Parties”), from and against any loss, cost, expense (including reasonable attorneys’ fees and disbursements), liability or Claim arising from (i) a breach of any representation, warranty or covenant under this Agreement; and (ii) any event, circumstance, act or incident first occurring or existing during the period when control of, risk of loss related to, and title to the Capacity and associated Energy and Ancillary Services is vested in such Party as provided in Section 12.1, except to the extent in the case of this Section 12.2(a)(ii), as to any Indemnified Party, such Claims are attributable to the gross negligence or willful misconduct of such Indemnified Party. Each Party shall indemnify, defend and hold harmless the other Parties against any Taxes for which such Party is responsible under Article VIII. The foregoing indemnities shall survive the termination of the Agreement.

(b)If any Indemnified Party receives notice of the assertion or Claim made or brought by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement or a partner, director, officer, employee, agent or representative of the foregoing (an “Indemnity Claim”) against such Indemnified Party with respect to which the indemnifying Party (the “Indemnifying Party”) is obligated to provide indemnification under Section 12.2(a), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of such notice of such Indemnity Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Indemnity Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Indemnity Claim it shall have the right to take such reasonable action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Indemnity Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Indemnity Claim with counsel selected by it. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Indemnity Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

12.3    Amendments and Waivers. Neither this Agreement nor any provisions hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by all Parties.

12.4    Notices. All notices, requests, statements or payments shall be made as specified in this Schedule 12.4. Notices, other than notices regarding availability, Scheduling and Dispatch of each Facility shall, unless otherwise specified herein, be in writing and shall be deemed to be given or made if delivered by (a) hand delivery, electronic mail or other electronic transmission device capable of written record or facsimile, in each case, effective at the close of business on the day actually received, if received during business hours on a Business Day, otherwise shall be effective at the close of business on the next Business Day, or (b) United States mail or overnight courier service, in each case, effective on the next Business Day after it was sent. Notices regarding the availability, Scheduling and Dispatch of each Facility may be made (x) telephonically, effective when made, or (y) by electronic mail or other electronic device capable of written record, effective when received. A Party may change its notice details by providing a notice of same to the other Parties in accordance herewith.

12.5    Dispute Resolution. The following shall apply in respect of any dispute that arises under or in connection with this Agreement:

(a)    Senior Officers Meeting Procedures. A Party may initiate a dispute resolution process by submitting written notice of such dispute to the other Party. Each of the Parties shall, within five (5) Business Days of such receipt of such written notice of dispute, designate in writing to the other Party a senior officer who shall be authorized to address and resolve any dispute under this Agreement. The respective senior officers will meet in person or via telecommunications conference within fifteen (15) Business Days of receipt of such written notice of dispute to attempt to negotiate in good faith resolution of the dispute. Such negotiations will conclude within twenty (20) Business Days of receipt of such written notice of dispute.

(b)    Arbitration. In the event that any dispute is not resolved at the conclusion of the senior officers meeting procedures described herein, either Party may submit the dispute for resolution through binding arbitration. The arbitration shall be conducted by three (3) arbitrators. Each group of Parties (i.e., Buyers and Seller) shall select an arbitrator within twenty (20) days of commencement of the arbitration who shall serve as a neutral arbitrator, and the two designated arbitrators shall select a third neutral arbitrator within thirty (30) days of their selection. If the two arbitrators cannot agree on election of a third arbitrator within thirty (30) days of their appointment, the American Arbitration Association shall select such arbitrator. The arbitration shall be conducted in accordance with the then existing Commercial Rules of the American Arbitration Association, except that the arbitrators shall have no authority to award punitive/consequential/special/indirect damages. The arbitration shall be conducted in Akron, Ohio. The laws of the State of Ohio shall be applied in any arbitration proceedings, without regard to principles of conflict of laws. The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, reasonable attorneys’ fees and costs), shall be borne by the unsuccessful Party, as determined by the arbitrators, and shall be awarded as part of the arbitrator’s award. It is specifically understood and agreed that any Party may enforce any award rendered pursuant to the arbitration provisions of this Section by bringing suit in any court of competent jurisdiction. This arbitration clause shall be specifically enforceable; a Party may apply to any court with jurisdiction to compel arbitration. This Section 12.5 shall survive termination of this Agreement.

12.6    Successors and Assigns; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and the Parties’ successors and assigns permitted hereby and no other Person (other than the Indemnified Parties) shall acquire or have any rights under or by virtue of this Agreement. No Buyer shall assign this Agreement or its rights hereunder without the prior written consent of Seller, and Seller shall not assign this Agreement or its rights hereunder without the prior written consent of each Buyer, which consent, in each case, may be withheld in the applicable Party’s sole and absolute discretion; provided, however, that any Party may, without the consent of any other Party (and without relieving itself from liability hereunder) (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements or transfer or assign this Agreement to an affiliate which shall agree in writing to be bound by the terms and conditions of this Agreement, provided that such affiliate must have and hold the financial and operational capabilities and resources necessary to accomplish all of the transferring Party’s obligations hereunder.

12.7    Integration. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes any and all previous and understandings, oral or written, between the Parties relating to the subject matter hereof.

12.8    Acknowledgments. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or any other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

12.9    Waiver. No failure to exercise and no delay in exercising by a Party any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, remedy power or privilege.

12.10 Counterparts. This Agreement may be executed by the Parties in any number of counterparts, which, taken together, shall constitute one and the same legal binding instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11 Headings. The headings used herein are for convenience and reference purposes only.

12.12 Confidentiality. No Party shall disclose the terms or conditions of this Agreement to a third party (other than the Parties’ employees, lenders, counsel, accountants or advisors who have a need to know such information and have agreed to keep such terms confidential) except in order to comply with any applicable law, regulation, or any exchange, control area or independent system operator rule or in connection with any court or regulatory proceeding; provided, however, that each Party shall, to the extent practicable, use reasonable efforts to prevent or limit the disclosure. Subject to the provisions of Section 7.1, the Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation; provided, however, that Section 7.1 shall not restrict a Party from any right it may have to apply to a court of competent jurisdiction for relief by way of injunction, restraining order, decree or other equitable remedies to ensure compliance by the breaching Party and its affiliates with the provisions of this Section 12.12.

12.13 Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

12.14 Severability. If and to the extent that a Governmental Authority rules that any term or provision of this Agreement is invalid, illegal, or unenforceable, such term or provision shall be severed from this Agreement and be of no force or effect and such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable any other term or provision of this Agreement; provided, however, that upon a determination of invalidity, illegality or unenforceability of any the terms and provisions of Articles III, IV, V and X of this Agreement, the Parties may negotiate in good faith to modify this Agreement (which modification will be by a duly executed written amendment) to effect the original intent of the Parties as closely as possible in order that the transactions contemplated herein be consummated as originally contemplated if such consummation can be achieved lawfully; provided, however, that if the Parties are unable to reach an amended Agreement, then the remainder of this Agreement will be unenforceable except to the extent necessary for the Parties to take all actions as may be reasonably necessary to wind up their transactions under this Agreement.

12.15 Standard of Review. Absent the agreement of all Parties to the proposed change, the standard of review for changes to any rate, charge, classification, term or condition of this Agreement, whether proposed by a Party, a non-party or FERC acting sua sponte, shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) and clarified by Morgan Stanley Capital Group, Inc. v. Public Util. Dist. No. 1 of Snohomish 554 U.S. (2008) (the “Mobile-Sierra” doctrine).

[signatures appear on next page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date.

FIRSTENERGY SOLUTIONS CORP.

By:
Its:

By:	/s/ Kevin T. Warvell
Name: Kevin T. Warvell
Title: VP, Commercial Operations Structuring & Pricing

OHIO EDISON COMPANY

By: FirstEnergy Service Company
Its: Agent

By:	/s/ Jay A. Ruberto
Name: Jay A. Ruberto
Title: Director, Regulated Generation & Dispatch

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

By: FirstEnergy Service Company
Its: Agent

By:	/s/ Jay A. Ruberto
Name: Jay A. Ruberto
Title: Director, Regulated Generation & Dispatch

THE TOLEDO EDISON COMPANY

By: FirstEnergy Service Company
Its: Agent

By:	/s/ Jay A. Ruberto
Name: Jay A. Ruberto
Title: Director, Regulated Generation & Dispatch

SCHEDULE 11.1

REPRESENTATIONS AND WARRANTIES OF ALL PARTIES

Pending Proceedings

a.
In Electric Power Supply Association v. FirstEnergy Solutions Corporation, FERC Docket No. EL16-34-000, certain entities filed a complaint requesting FERC review of this Agreement under Section 205 of the Federal Power Act. This proceeding remains pending.

b.
In Calpine Corporation v. PJM Interconnection, L.L.C., FERC Docket No. EL16- 49-000, a number of generation owners filed a complaint against PJM requesting that FERC expand the Minimum Offer Price Rule in the PJM Tariff to prevent the alleged artificial suppression of prices in the PJM capacity markets by state-subsidized generation, in particular this Agreement and other similar agreements.

SCHEDULE 12.4
NOTICE INFORMATION

If to Seller:	If to Buyers:

FirstEnergy Solutions Corp.	Ohio Edison Company
341 White Pond Drive	c/o FirstEnergy Service Company
Akron, Ohio 44320	5001 NASA Boulevard
Attention: Vice President,	Fairmont WV 26554
Commercial Ops, Structuring &	Attention: Director, Regulated
Pricing	Generation & Dispatch

with a copy to:	The Cleveland Electric Illuminating
Company
FirstEnergy Service Company	c/o FirstEnergy Service Company
76 South Main Street	5001 NASA Boulevard
Akron, Ohio 44308	Fairmont WV 26554
Attention: Legal: Associate General	Attention: Director, Regulated
Counsel, State Comp	Generation & Dispatch

The Toledo Edison Company
c/o FirstEnergy Service Company
5001 NASA Boulevard
Fairmont WV 26554
Attention: Director, Regulated
Generation & Dispatch

with a copy to:

FirstEnergy Service Company
76 South Main Street
Akron, Ohio 44308
Attention: Legal: Associate General
Counsel, State Reg

EXHIBIT A
SAMPLE INVOICE

FirstEnergy Solutions
341 White Pond Dr.                        Invoice Date:
Akron, OH 44320                        Invoice No.

Buyer Information:
Ohio Edison Company
The Cleveland Electric Illuminating Company
The Toledo Edison Company
c/o FirstEnergy Service Company
76 S. Main St.
Akron, OH 44308

Description of Charges
	OVEC	Davis Besse	Sammis

Fuel Payment	$—	$—	$—
Operations & Maintenance Payment	—	—	—
Depreciation Payment	—	—	—
Capacity Payment	—	—	—
Tax Reimbursement Payment	—	—	—
Total Contract Monthly Payment by Facility	$—	$—	$—

Total Contract Monthly Payment			$—

PAYMENT DUE BY ___ 20, 2016